                                                                 Exhibit 10.2


                              EMPLOYMENT AGREEMENT

     This Employment Agreement (the "AGREEMENT") dated as of March 22, 2000, is entered between Meditrust Corporation (the "COMPANY") and Francis W. Cash (the "EXECUTIVE").

     WHEREAS, the Company and the Executive wish to enter into an employment agreement whereby the Executive will be employed by the Company in accordance with the terms and conditions stated below;

     NOW, THEREFORE, the parties hereby agree as follows:

                                    ARTICLE I

                     EMPLOYMENT, DUTIES AND RESPONSIBILITIES

     1.1 EMPLOYMENT. The Executive shall serve as the President and Chief Executive Officer of the Company. The Company will also use its best efforts to assure the Executive's election to the Board of Directors of the Company. The Executive hereby accepts such employment. The Executive agrees to devote substantially all of his time and efforts to promoting the interests of the Company.

     1.2 DUTIES AND RESPONSIBILITIES. Subject to the supervision of and direction by the Board of Directors of the Company, the Executive shall (a) perform such duties as are customarily associated with the position of President and Chief Executive Officer, and (b) be responsible, together with other senior executives of the Company, for the implementation of the operating plan and budget of the Company. The Executive shall also have oversight of the lodging properties of Meditrust Operating Company and is expected to oversee the disposition of the Company's healthcare assets and the eventual transition of the Company into a lodging company.

     1.3 BASE OF OPERATION. The Executive's principal base of operation for the performance of his duties and responsibilities under this Agreement shall be the offices of the Company in Dallas, Texas.

                                   ARTICLE II

                                      TERM

     2.1 TERM. The term of this Agreement (the "TERM") shall commence on or before May 22, 2000, and shall continue for a period of THREE YEARS from the commencement date hereof. The Term and this Agreement will be renewed automatically thereafter for successive one-year terms unless 6 months notice of non-renewal is given by either party to the other. Regardless of the term remaining on this Agreement determined as provided above, upon the occurrence of a Change of Control of the Company, the Term of this Agreement shall not expire until the later of the end of the remaining term then in effect or two years from the date of such Change of Control. The Executive shall use his best efforts to commence his employment by April 17, 2000 consistent with any other employment obligations that he may have.

                                   ARTICLE III

                            COMPENSATION AND EXPENSES

     3.1 SALARY AND BENEFITS. As compensation and consideration for the performance by the Executive of his obligations under this Agreement, the Executive shall be entitled to the following (subject, in each case, to the provisions of Article V hereof):

           (a) The Company shall pay the Executive a base salary, payable in accordance with the ordinary payment procedures of the Company and subject to such withholdings and other ordinary employee deductions as may be required by law. The total base salary paid to the Executive for the first year of this Agreement shall be $800,000. The base salary to be paid the Executive during the Term for subsequent years shall be reviewed by the Company on an annual basis, but in no event shall such base salary be less than $800,000 per annum.

           (b) The Executive shall participate during the Term in the annual cash bonus plan maintained by the Company, subject to the goals and criteria established by the Compensation Committee of the Company from time to time. For the year 2000, the Company shall pay the Executive an end-of-year bonus of no less than the pro rata amount of $800,000, based on the number of days worked in 2000, payable in accordance with the ordinary payment procedures of the Company and subject to such withholdings and other ordinary employee deductions as may be required by law. Executive's base target bonus opportunity for each fiscal year for satisfaction of goals for such fiscal year shall be 100 percent of Executive's base salary ("Base Target"). In the event Executive significantly exceeds annual goals for any fiscal year, he may receive cash bonus up to 200 percent of Executive's base salary.

           (c) During the Term the Company shall pay Executive $25,000 per annum in lieu of furnishing him coverage under life insurance and long-term disability plans. If the Executive so elects by written notice provided to the Company, the obligations of the Company set forth in the first sentence of this clause (c) shall terminate as of 30 days after the date of the notice and from that date, during the Term, the Executive shall participate in such life insurance and long-term disability plans as may be maintained from time to time during the Term by the Company for the benefit of the employees of the Company, to the extent and in such manner available to other executive officers of the Company and subject to the terms and provisions of such plans and programs.

           (d) The Executive shall participate during the Term in such retirement, pension, health, and medical insurance plans, and in such other employee benefit plans and programs (other than the Company's life insurance and long-term disability plans, described in paragraph (c) above), as may be maintained from time to time during the Term by the Company for the benefit of the employees of the Company, in each case to the extent and in such manner available to other executive officers of the Company and subject to the terms and provisions of such plans or programs.

           (e) The Executive shall be entitled to an annual paid vacation period (but not necessarily consecutive vacation weeks) during the Term, in accordance with the Company's employee benefit policies, but in no event less than four weeks per year.

     3.2 SIGN UP BONUS. Upon execution of this agreement the Company shall pay Executive $600,000 subject to such withholdings and other ordinary employee deductions as may be required by law.

     3.3 EXPENSES. The Company will reimburse the Executive for reasonable business-related expenses incurred by him in connection with the performance of his duties hereunder during the Term subject, however, to the Company's policies relating to business-related expenses as in effect from time to time during the Term. The Company will reimburse the Executive, in accordance with the Company's relocation policy, for all reasonable and normal costs related to relocating his permanent residence from Hilliard, Ohio to Dallas, Texas, "grossed up" to the greater amount so that the net benefit to Executive after taxes equals his actual costs relating to such relocation.

     3.4 STOCK COMPENSATION. As compensation and consideration for the performance by the Executive of his obligations under this Agreement, the Executive shall be entitled to the following (subject, in each case, to the provisions of Article V hereof):

           (a) PERFORMANCE SHARES. The Company shall award to the Executive 500,000 shares of the common stock of the Company and shares of the common stock of The Meditrust Operating Company which are paired for trading purposes ("Paired Shares") in accordance with the terms described below and the Company's 1995 Share Award Plan (the "Award" of the "Performance Shares" under the "Plan"):

                 (i) the Performance Shares shall be deemed issued as of the first day of the Term upon payment of the par value thereof to the Company. Subject to the terms of an agreement to be entered into between the Executive and the Company related to the Award (the "Award Agreement"), the Performance Shares shall vest on the third anniversary of the grant date or, if sooner, the first business day after 30 consecutive days on which the closing price (the "30-Day Closing Price") of a Paired Share equals or exceeds three times the closing price for a Paired Share on March 22, 2000 (the "Benchmark Share Price").

                 (ii) the Executive shall receive all voting rights and dividends paid with respect to unvested Performance Shares from the date of issuance so long as the Executive is an employee of the Company and the Executive shall have no obligation to return any funds or other property received as dividends or otherwise with respect to the Performance Shares, regardless of whether such shares are vested.

                 (iii) upon the consummation of a Change in Control, as defined herein,

                       (1) (A) if the Company is the surviving entity and
                 remains a public company, the Performance Shares shall remain in effect; and (B) if the Company is not the surviving entity and the common stock of the surviving entity is publicly traded, all unvested Performance Shares shall be converted into shares of common stock of the surviving entity worth, as of the date of the Change in Control, the amount that Executive's unvested Performance Shares were worth immediately prior to the Change in Control (based on the public market price paid by the acquiring company per share). The replacement unvested Performance Shares shall continue to vest at least as soon as they would have vested had there been no Change in Control;

                       (2) if the Performance Shares do not remain in effect
                 after a Change in Control or the successor entity does not provide substitute Performance Shares as provided above, all unvested Performance Shares shall become fully vested.

           (b) STOCK OPTIONS. On the first day of the Term, the Company shall award to the Executive options to purchase 2,400,000 Paired Shares (the "Options") subject to the Award Agreement which shall include the following provisions:

                 (i) The Option exercise price with respect to 600,000 Paired Shares (Option A) shall be equal to one and one-half times the Benchmark Share Price. Option A shall become exercisable in 25% increments on each anniversary of the grant date (an "A-Annual Tranche") so that Option A is fully exercisable on the fourth anniversary of the grant; provided, however, at the first such time as the 30- Day Closing Price exceeds the exercise price for Option A, the Paired Shares subject to Option A shall accelerate and become exercisable as to 20% of the original number of Paired Shares in any A-Annual Tranche not yet fully exercisable; furthermore, at the first such time as the 30-Day Closing Price equals or exceeds three times the Benchmark Share Price, the Paired Shares subject to Option A shall accelerate and become exercisable as to an additional 20% of the original number of Paired Shares in any A-Annual Tranche not yet fully exercisable.

                 (ii) The Option exercise price with respect to 600,000 Paired Shares (Option B) shall be equal to two times the Benchmark Share Price. Option B shall become exercisable in 25% increments on each anniversary of the grant date (a "B-Annual Tranche") so that Option B is fully exercisable on the fourth anniversary of the grant; provided, however, at the first such time as the 30-Day Closing Price exceeds the exercise price for Option B, the Paired Shares subject to Option B shall accelerate and become exercisable as to 20% of the original number of Paired Shares in any B-Annual Tranche not yet fully exercisable; furthermore, at the first such time as the 30-Day Closing Price equals or exceeds three times the Benchmark Share Price, the Paired Shares subject to Option B shall accelerate and become exercisable as to an additional 20% of the original number of Paired Shares in any B-Annual Tranche not yet fully exercisable.

                 (iii) The Option exercise price with respect to 1,200,000 Paired Shares (Option C) shall be equal to two and one-half times the Benchmark Share Price. Option C shall become exercisable in 25% increments on each anniversary of the grant date (the "Annual Tranche") so that Option C is fully exercisable on the fourth anniversary of the grant; provided, however, at the first such time as the 30-Day Closing Price exceeds the exercise price for Option C, the Paired Shares subject to Option C shall accelerate and become exercisable as to 20% of the original number of Paired Shares in any C-Annual Tranche not yet fully exercisable; furthermore, at the first such time as the 30-Day Closing Price equals or exceeds three times the Benchmark Share Price, the Paired Shares subject to Option C shall accelerate and become exercisable as to an additional 20% of the original number of Paired Shares in any C-Annual Tranche not yet fully exercisable.

                 (iv) Upon the consummation of a Change in Control, as defined herein:

                       (1) (A) if the Company is the surviving entity and
                 remains a public company, the Options shall remain in effect; and (B) if the Company is not the surviving entity and the common stock of the surviving entity is publicly traded, the surviving entity shall issue to the Executive replacement options for at least the number of shares of common stock of the surviving entity worth, as of the date of the Change of Control, the amount that Executive's unexercised Paired Shares subject to each Option were worth immediately prior to the Change of Control (based on the public market price paid by the acquiring company per share), which replacement options shall vest proportionally at least as soon as the unvested portion of each of Option A, B and C would have vested had there been no Change in Control. The exercise price of the replacement options shall be determined by multiplying the exercise price of each Option by the ratio of the number of unexercised Paired Shares subject to each Option divided by the number of shares subject to the replacement options issued to the Executive by the surviving company in respect of each Option. In either event, 20% of the original number of Paired Shares subject to each Option in any Annual Tranche which had not become fully exercisable as of the date of the Change in Control shall accelerate and become exercisable and the consideration realized by the shareholders of the Company for each Paired Share shall be deemed to be the 30-Day Closing Price for purposes of this Section 3.4;

                       (2) if the Options do not continue after a Change in
                 Control or the successor entity does not provide substitute options as provided above, then the portion of each of Option A, B and C that is not then exercisable shall become fully vested and exercisable immediately prior to the consummation of the Change in Control.

                 (v) The Options shall have a term of 10 years.


                                   ARTICLE IV

                                EXCLUSIVITY, ETC.

     4.1 EXCLUSIVITY. The Executive agrees to perform his duties, responsibilities and obligations hereunder efficiently and to the best of his ability. The Executive agrees that he will devote substantially all of his working time, care and attention and best efforts to such duties, responsibilities and obligations throughout the Term. The foregoing shall not be interpreted to prohibit the Executive from serving as director or trustee of one or more corporations or foundations (either for-profit or not-for-profit) other than the Company. The Executive also agrees that he will not engage in any other business activities, pursued for gain, profit or other pecuniary advantage, that are competitive with the activities of the Company.

     4.2 OTHER BUSINESS VENTURES. The Executive agrees that, so long as he is employed by the Company, he will not own, directly or indirectly, any controlling or substantial stock or other beneficial interest in any business enterprise which is engaged in, or competitive with, any business engaged in by the Company. Notwithstanding the foregoing, the Executive may own, directly or indirectly, up to 5% of the outstanding capital stock or any business having a class of capital stock which is traded on any national stock exchange or in the over-the-counter market.

     4.3 CONFIDENTIALITY. The Executive agrees that he will not, at any time during or after the Term, make use of or divulge to any other person, firm or corporation any trade or business secret, process, method or means, or any other confidential information concerning the business or policies of the Company, which he may have learned in connection with his employment hereunder. For purposes of this Agreement, a "TRADE OR BUSINESS SECRET, PROCESS, METHOD OR MEANS, OR ANY OTHER CONFIDENTIAL INFORMATION" shall mean and include written information treated as confidential or as a trade secret by the Company. The Executive's obligation under this Section 4.3 shall not apply to any information which (a) is known publicly; (b) is in the public domain or hereafter enters the public domain without the fault of the Executive; (c) is known to the Executive prior to his receipt of such information from the Company, as evidenced by written records of the Executive; or (d) is hereafter disclosed to the Executive by a third party not under an obligation of confidence to the Company. The Executive agrees not to remove from the premises of the Company, except as an employee of the Company in pursuit of the business of the Company or except as specifically permitted in writing by the Company, any document or other object containing or reflecting any such confidential information. The Executive recognizes that all such documents and objects, whether developed by him or by someone else, will be the sole and exclusive property of the Company. Upon termination of his employment hereunder, the Executive shall forthwith deliver to the Company all such confidential information, including without limitation all lists of lessees, customers, correspondence, accounts, records and any other documents or property made or held by him or under his control in relation to the business or affairs of the Company, and no copy of any such confidential information shall be retained by him. The provisions of this Section 4.3 shall survive any termination of this Agreement.

     4.4 NONCOMPETITION. During the period commencing on the date hereof and ending on the first anniversary of the date on which the Executive's employment is terminated, whether before or after the Term the Executive shall not, directly or indirectly, whether as an employee, consultant, independent contractor, partner, joint venturer or otherwise, (A) solicit or induce, or in any manner attempt to solicit or induce, any person employed by, or as agent of, the Company to terminate such person's employment or agency, as the case may be, with the Company or (B) divert, or attempt to divert, any person, concern, or entity from doing business with the Company (including entering into a lease), nor will he attempt to induce any such person, concern or entity to cease being a lessee, customer or supplier of the Company. If Executive is terminated by the Company for other than Cause or by the Executive for Good Reason, or after a Change of Control and Executive Termination Event, the provisions of this
Section 4.4 shall not be binding on Executive.

                                    ARTICLE V

                                   TERMINATION

     5.1 TERMINATION BY THE COMPANY.

           (a) The Company shall have the right to terminate the Executive's employment at any time with or without "Cause". For purposes of this Agreement, "CAUSE" shall mean that, prior to any termination the Executive shall have committed: (i) an act of fraud, embezzlement, theft, or any other act constituting a felony, involving moral turpitude or causing material harm, financial or otherwise, to the Company; (ii) a demonstrably intentional and deliberate act or failure to act (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith by the Executive, which causes or can be expected to cause material financial injury to the Company; or (iii) an intentional and material breach of this Agreement that is not cured by the Executive within 30 days after written notice from the Board of Directors specifying the breach and requesting a cure. For purposes of this Agreement, no act, or failure to act, on the part of the Executive shall be deemed "intentional" if it was due primarily to an error in judgment or negligence, but shall be deemed "intentional" only if done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in, or not opposed to, the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for "Cause" hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Board then in office at a meeting of the Board of Directors called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive had committed an act set forth above and specifying the particulars thereof in detail. Nothing herein shall limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination.

           (b) The end of the Term, due to the exercise by the Company of its non-renewal right under Section 2.1, shall also constitute termination by the Company of Executive's employment.

     5.2 DEATH. In the event the Executive dies during the Term, this Agreement shall automatically terminate, such termination to be effective on the date of the Executive's death.

     5.3 DISABILITY. In the event that the Executive shall suffer a disability which shall have prevented him from performing satisfactorily his obligations hereunder for a period of at least 120 consecutive days, the Company shall have the right to terminate this Agreement, such termination to be effective upon the giving of notice thereof to the Executive in accordance with this Agreement.

     5.4 TERMINATION BY THE EXECUTIVE IF ENJOINED OR FOR GOOD REASON.

           (a) If the Executive's performance of services to the Company pursuant to this Agreement should be enjoined beyond August 18, 2000 by action of a court of final jurisdiction which judgment is not subject to further appeals under applicable legal proceedings, the Company may request the Executive to resign immediately from the Company and in that event neither the Executive nor the Company shall have any further obligations pursuant to this Agreement. A termination pursuant to this clause shall be considered a voluntary termination by the Executive without Good Reason.

           (b) The Executive's employment may be terminated during the Term by the Executive for Good Reason, by giving to the Company 30 days advance written notice specifying the event or circumstance which the Executive alleges constitutes Good Reason. Such notice of resignation will take effect, if not revoked by the Executive, at the conclusion of such thirty-day period. For purposes of this Agreement, the following circumstances shall constitute "GOOD REASON" if not cured prior to the expiration of such thirty-day period:

                 (i) the assignment to the Executive of duties that are materially inconsistent with the Executive's position or with his authority, duties or responsibilities as contemplated by Sections 1.1 and 1.2 of this Agreement, or any other action by the Company or its successor which results in a material diminution or material adverse change in such position, authority, duties or responsibilities;

                 (ii) any material breach by the Company or its successor of the provisions of this Agreement; or

                 (iii) a relocation of the Executive's principal base of operation to any location which requires Executive to increase his daily inbound commute by more than 45 miles.

     5.5 EFFECT OF TERMINATION.

           (a) In the event of termination of the Executive's employment for any reason or by reason of the Executive's death or disability, the Company shall pay to the Executive (or his beneficiary in the event of his death) any base salary, bonus or other compensation earned but not paid to the Executive prior to the effective date of such termination and, other than the circumstances of termination by the Company for Cause or by the Executive voluntarily without Good Reason, the pro rata amount of the annual cash bonus payable under the plan based on the Base Target bonus for the year during which such termination occurs, based on the number of days worked during such year.

           (b) In the event of termination of the Executive's employment (other than a termination following a Change of Control as hereafter defined and provided for) (i) by the Company other than for Cause or (ii) by the Executive for Good Reason, the Company shall pay to the Executive, in addition to the amounts described in Section 5.5(a) hereof, a lump sum equal to two times the sum of Executive's base salary and Base Target bonus. Further, 20% of the original number of Performance Shares and the Options covering 20% of the original number of Paired Shares in each Option shall accelerate and become vested and exercisable.

           (c) In the event of the termination of the executive's employment (other than a termination following a Change in Control as hereafter defined and provided for) (i) by the Company other than for Cause, (ii) by the Executive for Good Reason or (iii) on account of the Executive's death or disability, for 24 months (or, if later, the date the Executive becomes eligible for Medicare if his employment terminates on account of disability) following the Termination Date, the Company shall arrange to provide the Executive with health benefits (medical and dental) substantially similar to those which the Executive was receiving or entitled to receive immediately prior to the Termination Date. If and to the extent that such benefits shall not or cannot be paid or provided under any policy, plan, program or arrangement of the Company solely due to the fact that the Executive is no longer an officer or employee of the Company, then the Company shall pay to the Executive, his dependents and beneficiaries, the amount of premiums that would have been incurred by the Company were the Company able to provide such coverage through its plan, program or arrangement. Such health benefits shall be discontinued prior to the end of the specified continuation period if the Executive receives comparable coverage from a subsequent employer or becomes entitled to Medicare.

     5.6 TERMINATION FOLLOWING A CHANGE OF CONTROL.

           (a) DEFINITIONS. As used herein, the following terms shall have the following meanings:

                 (i) Change in Control. "Change in Control" shall mean

                       (1) any transaction, or series of transactions,
                 including, but not limited to any merger, consolidation, or reorganization, which results when any "person" as defined in
                 Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a "group" as defined in
                 Section 13(d) of the Exchange Act, but excluding the Company, any subsidiary of the Company, and any employee benefit plan sponsored or maintained by the Company or any subsidiary of the Company, directly or indirectly, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities;

                       (2) when, during any period of 24 consecutive months the
                 individuals who, at the beginning of such period, constitute the Board (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority of the Board; provided, however, that a director who was not a director at the beginning of such period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this Section; or

                       (3) when the stockholders of the Company approve a plan
                 of complete liquidation of the Company; or an agreement for the sale or disposition of substantially all the Company's assets other than a sale of the Company's health care assets; or a merger, consolidation, or reorganization of the Company in which stockholders of the Company immediately prior to the transaction own less than 50% of the combined voting power of the surviving entity.

                 (ii) "Termination Date" shall mean the date on which Executive's employment with the Company is terminated.

           (b) TERMINATION BY COMPANY. Following a Change in Control, the Executive's employment may be terminated by Company ("Company Termination Event") and the Executive shall not be entitled to the severance benefits provided under Section 5.7, provided that Executive's termination occurs as a result of one or more of the following events:

                 (i) The Executive's death;

                 (ii) The Executive's disability, provided Executive actually begins to receive disability benefits pursuant to the long-term disability plan in effect for senior executives of the Company immediately prior to the Change in Control; or

           (c) EXECUTIVE TERMINATION EVENT. If at any time during the two year period commencing on the date of a Change in Control, the Company or Executive terminates his employment following the occurrence of one or more of the following events ("Executive Termination Event"), Executive shall be entitled to the severance benefits provided in Section 5.7 below:

                 (i) Any termination by the Company of Executive's employment during such two year period for any reason, other than for Cause, as a result of Executive's death, or by reason of the Executive's disability and the actual receipt of disability benefits in accordance with Section 3.1(c) hereof; or

                 (ii) Termination by the Executive of his employment with the Company at any time within two years after the Change in Control upon the occurrence of any of the following events:

                       (1) The Company's failure to elect, re-elect or otherwise
                 maintain the Executive in the office or position in the Company which the Executive held immediately prior to a Change in Control, or the removal of the Executive as a Director of the Company (or any successor thereto) if the Executive was a Director of the Company immediately prior to the Change in Control other than a change to Co-Chief Executive Officer or Vice-Chief Executive Officer;

                       (2) A significant, adverse change (increase or decrease)
                 in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company which the Executive held immediately prior to the Change in Control, or a reduction in the aggregate of the Executive's base pay or annual incentive bonus opportunity (and relative level of goal achievement) in which the Executive participated immediately prior to the Change in Control, or the termination of the Executive's rights to any employee benefits to which he was entitled immediately prior to the Change in Control, or a reduction in scope or value of such benefits, without prior written consent of the Executive, any of which is not remedied within 10 calendar days after receipt by the Company of a written notice from the Executive of such change, reduction, or termination, as the case may be;

                       (3) The Company or its successor becomes a subsidiary of
                 another company and the Executive is neither the President and Chief Executive

                 Officer, the Co-Chief Executive Officer or Vice-Chief Executive Officer of the ultimate parent company;

                       (4) The Company shall relocate its principal executive
                 offices, or require the Executive to have his principal location of work changed, to any location which is in excess of 45 miles from the location thereof immediately prior to the Change in Control; or

                       (5) Without limiting the generality or effect of the
                 foregoing, any material breach of this Agreement by the Company or any successor thereto.

     5.7 SEVERANCE BENEFITS. In the event Executive's employment is terminated within two years of the date of a Change in Control as a result of an Executive Termination Event, Executive shall be entitled to the benefits set forth below. All amounts payable under this Section 5.7(a) (b) and (c) shall be paid to Executive in one lump sum within 45 days after his termination of employment.

           (a) The Company shall pay to Executive an amount equal to three times the average of his annual base salary for the three fiscal years (or such fewer fiscal years that Executive is actually employed by the Company) preceding the Change in Control and three times the average of his cash bonuses paid with respect to the last two fiscal years (or such fewer fiscal years that Executive is actually employed by the Company) preceding the Change in Control.

           (b) The Company shall pay Executive his full base salary through Executive's Termination Date. The Company shall also pay Executive an amount equal to the pro rata amount of the maximum Base Target bonus award available to the Executive under the bonus plan during the year of termination, based on the number of days of the year elapsed prior to the Termination Date.

           (c) All unvested equity, including Performance Shares and the Options, shall become fully vested and exercisable.

           (d) The Company will provide outplacement assistance from a service selected by the Executive for a period of one year from the Termination Date. All associated costs will be paid by the Company, up to a maximum of $50,000.

           (e) The Executive may elect, within 120 calendar days following the Termination Date, to have the Company purchase the Executive's house at its then current market value (which shall be established by taking the average of three appraisals from real estate firms, one selected by the Executive, one selected by the Company, and one selected by the two selected firms, with the Company paying the costs of the appraisals). Such purchase shall occur on a date specified by the Executive but in any event within six months following the Executive's election to have the house purchased by the Company.

           (f) For the balance of the Term, the Company shall arrange to provide the Executive with health benefits (medical and dental) substantially similar to those which the Executive was receiving or entitled to receive immediately prior to the Termination Date. If and to the extent that such benefits shall not or cannot be paid or provided under any policy, plan, program or arrangement of the Company solely due to the fact that the Executive is no longer an officer or employee of the Company, then the Company shall pay to the Executive, his dependents and beneficiaries, the amount of premiums that would have been incurred by the Company were the Company able to provide such coverage through its plan, program or arrangement. Such health benefits shall be discontinued prior to the end of the specified continuation period if the Executive receives comparable coverage from a subsequent employer or becomes entitled to Medicare.

     5.8 OTHER RIGHTS. A termination of the Executive's employment by the Company pursuant to this Agreement or by the Executive shall not affect adversely any rights which the Executive may have pursuant to any agreement, employment contract, policy, plan, program or arrangement of the Company providing employee benefits, which rights shall be governed by the terms of such employee benefit plan.




                                   ARTICLE VI

                                 INDEMNIFICATION

     The Company will indemnify the Executive to the fullest extent that would be permitted by law (including a payment of expenses in advance of final disposition of a proceeding) as in effect at the time of the subject act or omission, or by the charter or by-laws of the Company as in effect at such time, or by the terms of any indemnification agreement between the Company and the Executive, whichever affords greatest protection to the Executive, and the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its officers or, during the Executive's service in such capacity, directors (and to the extent the Company maintains such an insurance policy or policies, in accordance with its or their terms to the maximum extent of the coverage available for any company officer or director); against all costs, charges and expenses whatsoever incurred or sustained by the Executive (including but not limited to any judgment entered by a court of law) at the time such costs, charges and expenses are incurred or sustained, in connection with any action, suit or proceeding to which the Executive may be made a party by reason of his being or having been an officer or employee of the Company, or serving as a director, officer or employee of an affiliate of the Company, at the request of the Company, other than any action, suit or proceeding brought against the Executive by or on account of his breach of the provisions of an employment agreement with a third party that has not been disclosed by the Executive to the Company. The Executive has disclosed to the Company that he is a party to the following agreements: (a) an Employment Agreement dated as of September 8, 1999 with Mariner Post-Acute Network, Inc., (b) an amended and restated Agreement dated as of August 17, 1999 with Red Roof Inns, Inc., (c) an Agreement dated January 30, 1997 with Red Roof Inns, Inc., and (d) an Employment Agreement dated as of June 26, 1995 with Red Roof Inns, Inc. (collectively, the "Prior Employment Agreements"). The Executive's rights under this Section shall continue without time limit for so long as he may be subject to any such liability, whether or not his term of employment may have ended.

                                   ARTICLE VII

                    TAXES AND MISCELLANEOUS OTHER PROVISIONS

     7.1 TAX CONSIDERATIONS. Notwithstanding anything herein to the contrary, in the event any payments to Executive hereunder are determined by the Company to be subject to the tax imposed by Section 4999 of the Code or any similar federal or state excise tax, FICA tax, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties are hereinafter collectively referred to as the "Excise Tax"), Company shall pay to Executive at the time specified in Section 4(a) above, an additional amount (the "Gross-Up Payment") such that after the payment by Executive of all federal, state, or local income taxes, Excise Taxes, FICA tax, or other taxes (including any interest or penalties imposed with respect thereto) imposed upon the receipt of the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on the severance payments provided herein.

           (a) For purposes of determining whether any payments to Executive hereunder will be subject to the Excise Tax and the amount of such Excise Tax:

                 (i) any other payments or benefits received or to be received by Executive in connection with a Change in Control or the termination of employment (whether pursuant to the terms of this Agreement or of any other plan, arrangement or agreement with Company) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by Company and acceptable to Executive, other payments or benefits (in whole or in part) do not constitute parachute payments under Section 280G of the Code, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code;

                 (ii) the amount of the severance payments which shall be treated as subject to the Excise Tax shall be equal to the amount of excess parachute payments within the meaning of Sections 280G(b)(1) and (4) (after applying clause (a), above); and

                 (iii) the parachute value of any noncash benefits or any deferred payment or benefit shall be determined by Company in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

           (b) If the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of employment, Executive shall repay to Company, at the time the reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction. If the Excise Tax is determined to exceed the amount taken into account hereunder at the time of termination of employment, Company shall make an additional Gross-Up Payment to Executive in respect of such excess at the time the amount of such excess is finally determined. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later that ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30 calendar day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                 (i) give the Company any information reasonably requested by the Company relating to such claim,

                 (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                 (iii) cooperate with the Company in good faith in order to effectively contest such claim, and

                 (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including legal and accounting fees and additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax, FICA tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this section, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     If any such claim referred to in this Section is made by the Internal Revenue Service and the Company does not request the Executive to contest the claim within the 30 calendar day period following notice of the claim, the Company shall pay to the Executive the amount of any Gross-Up Payment owed to the Executive, but not previously paid pursuant to Section 7.1(b), immediately upon the expiration of such 30 calendar day period. If any such claim is made by the Internal Revenue Service and the Company requests the Executive to contest such claim, but does not advance the amount of such claim to the Executive for purposes of such contest, the Company shall pay to the Executive the amount of any Gross-Up Payment owed to the Executive, but not previously paid under the provisions of Section 7.1(b), within 5 business days of a Final Determination of the liability of the Executive for such Excise Tax. For purposes of this Agreement, a "Final Determination" shall be deemed to occur with respect to a claim when (i) there is a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final, i.e., all allowable appeals pursuant to this section have been exhausted by either party to the action, (ii) there is a closing agreement made under Section 7121 of the Code, or (iii) the time for instituting a claim for refund has expired, or if a claim was filed, the time for instituting suit with respect thereto has expired.

     If, after the receipt by the Executive of an amount advanced by the Company pursuant to this section, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of this section) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to this section, a determination is made by the Internal Revenue Service that the Executive is not entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     7.2 NO SET-OFF. There shall be no set-off or counterclaim against, or delay in, any payment of severance benefits by the Company to Executive provided for in this Agreement with respect to any claim against or debt or obligation of Executive, whether arising hereunder or otherwise except for health benefits as provided in Sections 5.5(b) or 5.7(c).

     7.3 NO MITIGATION OBLIGATION. Executive's benefits hereunder shall be payable to him as severance pay in consideration of his services under this Agreement. The Company hereby acknowledges that it will be difficult, and may be impossible, for the Executive to find reasonably comparable employment following the Termination Date. Accordingly, the parties hereto expressly agree that the payment of the severance benefits by the Company to the Executive in accordance with the terms of this Agreement will be liquidated damages, and that the Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise.

     7.4 ENFORCEMENT COSTS. Company is aware that, upon the occurrence of a Change in Control, the Board of Directors or a shareholder of the Company, or the Company's successor in interest, may then cause or attempt to cause Company to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause Company to institute, or may institute litigation seeking to have this Agreement declared unenforceable, or may take, or attempt to take, other action to deny Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of Company that Executive not be required to incur the expenses associated with the enforcement of his rights under this Agreement by litigation or other legal action, nor be bound to negotiate any settlement of his rights hereunder under threat of incurring such expenses because the cost and expense thereof would substantially detract from the benefits intended to be extended to Executive hereunder. Accordingly, if following a Change in Control Executive should conclude in good faith that Company has failed to comply with any of its obligations under this Agreement or in the event that Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or to recover from Executive the benefits intended to be provided to Executive hereunder, Company irrevocably authorizes Executive from time to time to retain legal counsel of his choice at the expense of Company to represent Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against Company or any director, officer, stockholder or other person affiliated with Company. The reasonable fees and expenses of counsel selected from time to time by Executive as provided herein shall be paid or reimbursed to Executive by Company on a regular, periodic basis upon presentation by Executive of a statement or statements prepared by his counsel in accordance with its customary practices. In any action involving this Agreement, Executive shall be entitled to prejudgment interest on any amounts found to be due him as of the date such amounts would have been payable to Executive pursuant to this Agreement at an annual rate of interest of 10%.

     7.5 ARBITRATION. The Company and Executive hereby agree that certain issues and/or disagreements arising in connection with this Agreement shall be settled by arbitration. Accordingly, in the event the Company or Executive believes that the other party has violated any provision of this Agreement, including but not limited to any action by the Company which Executive believes would entitle Executive to terminate his employment with severance benefits in accordance with
Section 3(b) hereof, the party alleging such violation shall notify the other party in writing of such alleged violation. In the event the party receiving such violation notice disagrees with the position taken by the other party in such written notice, the recipient of the violation notice may, within 20 days of receipt of such written notice, notify the other party, in writing, that it has elected to submit such disagreement to arbitration. Arbitration of such dispute shall be settled in Dallas, Texas, in accordance with the then applicable rules of the American Arbitration Association. The Company shall bear all costs associated with such arbitration. In the event the party receiving a violation notice does not elect to submit any issue or disagreement to arbitration within 10 days of its receipt of the written violation notice, such party will be deemed to have accepted the position taken in such written notice. Notwithstanding anything herein to the contrary, neither the Company nor the Executive shall be required to arbitrate the basis of any involuntary termination of Executive's employment with the Company by the Company or its successor.

     7.6 EMPLOYMENT RIGHTS. Nothing expressed or implied in this Agreement shall create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company prior to any Change in Control, provided, however, that any event which would constitute an Executive Termination Event had a Change in Control occurred following the commencement of active negotiations with a third party (which negotiations are evidenced by the delivery of evaluation material) that ultimately results in a Change in Control shall be deemed to be a termination or removal of the Executive by the Company other than for Cause after a Change in Control for purposes of this Agreement.

     7.7 BENEFIT OF AGREEMENT; ASSIGNMENT; BENEFICIARY. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, including, without limitation, any corporation or person which may acquire all or substantially all of the Company's assets or business, or with or into which the Company may be consolidated or merged. This Agreement shall also inure to the benefit of, and be enforceable by, the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive hereunder if he had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive's beneficiary, devisee, legatee or other designee, or if there is no such designee, to the Executive's estate.

     7.8 NOTICES. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by telegram or telex or by registered or certified mail, postage prepaid, with return receipt requested, addressed:

           (a) in the case of the Company, Meditrust Corporation, 197 First Avenue, Needham, Massachusetts 02494, Attention: General Counsel; and

           (b) in the case of the Executive, to Francis W. Cash, 360 Devil's Bight, Naples, Florida 34103.

     7.9 ENTIRE AGREEMENT; AMENDMENT. This Agreement contains the entire agreement of the parties hereto with respect to the terms and conditions of the Executive's employment during the Term and supersedes any and all prior agreements and understandings, whether written or oral, between the parties hereto with respect to compensation due for services rendered hereunder. This Agreement may not be changed or modified except by an instrument in writing signed by both of the parties hereto.

     7.10 WAIVER. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

     7.11 HEADINGS. The article and section headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

     7.12 GOVERNING LAW. This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of Texas without reference to the principles of conflict of laws.

     7.13 AGREEMENT TO TAKE ACTIONS. Each party hereto shall execute and deliver such documents, certificates, agreements and other instruments, and shall take such other actions, as may be reasonably necessary or desirable in order to perform his or its obligations under this Agreement or to effectuate the purposes hereof.

     7.14 SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of the rights and obligations under this Agreement.

     7.15 SEVERABILITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     7.16 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     7.17 CORPORATE AUTHORIZATION. The Company hereby represents that the execution, delivery and performance by the Company of this Agreement are within the corporate powers of the Company, and that the Chairman of its Board of Directors has the requisite authority to bind the Company hereby.

     7.18 THIRD PARTY AGREEMENTS AND RIGHTS. The Executive represents to the Company that the Executive's execution of this Agreement, the Executive's employment with the Company and the performance of Executive's proposed duties for the Company will not violate any obligations the Executive may have to any employer, former employer or other party (other than those obligations in the Prior Employment Agreements previously disclosed to the Company), and Executive does not possess tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party. Further, the Executive represents and acknowledges that to the extent that he is under any continuing obligation under any agreement with any employer, former employer or other party with regard to non-solicitation, non-inducement and confidentiality, he shall not violate any such obligation.

     7.19 LITIGATION AND REGULATORY COOPERATION. During and after Executive's employment, Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Executive was employed by the Company; provided, however, that such cooperation shall not materially and adversely affect Executive or expose Executive to an increased probability of civil or criminal litigation. Executive's cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Executive's employment, Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall also provide Executive with compensation on an hourly basis (to be derived from his base compensation) for requested litigation and regulatory cooperation that occurs after his termination of employment, and reimburse Executive for all costs and expenses incurred in connection with his performance under this
Section 7.19, including, but not limited to, reasonable attorneys' fees and costs.

     IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first above written.



                                                     MEDITRUST CORPORATION

                                                     By:
                                                        ---------------------
                                                     Chairman of the Board

                                                     EXECUTIVE

                                                     ------------------------
                                                     Francis W. Cash